Exhibit 10.49

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

MASTER
SOFTWARE LICENSE & SUPPORT AGREEMENT

Commencement Date:	February 1, 2006

Party:	LICENSOR	LICENSEE
Name:	Chordiant Software, Inc.	Citicorp Credit Services, Inc. (USA)
Address:	20400 Stevens Creek Blvd. Cupertino, CA 95014	14000 Citi Cards Way Jacksonville, FL 32258
State of Incorporation:	Delaware	Delaware

IN CONSIDERATION of the mutual covenants and undertakings contained herein, and intending to be legally bound, Licensor and Licensee (as designated above) agree as follows.

1.	DEFINITIONS

1.1 Specific Words or Phrases. For purposes of this Agreement, each word or phrase listed below shall have the meaning designated. Other words or phrases used in this Agreement may be defined in the context in which they are used, and shall have the respective meaning there designated.

[*]

“Affiliate” means and includes any entity that directly or indirectly controls, is controlled by, or is under common control with Licensee, where “control” means the ownership of, or the power to vote, at least twenty percent (20%) of the voting stock, shares or interests of such entity. An entity that otherwise qualifies under this definition will be included within the meaning of “Affiliate” even though it qualifies after the execution of this Agreement.

“Agreement” means the terms of this Master Software License & Support Agreement (sometimes referred to as “Master Agreement”), together with the appendices and other exhibits attached hereto or incorporated herein by reference; provided, however, that for each particular License Schedule, reference to “Agreement” shall be construed solely as a reference to the agreement that arises as a result of the execution of the License Schedule, which agreement shall be a two party agreement between Licensor and the specific entity (either the entity designated above as “Licensee” or an Affiliate) that executes the License Schedule.

“Defect” means a defect, failure, malfunction, or nonconformity in the Software that prevents the Software from operating in accordance with [*].

“Deliver” and “Delivered” and “Delivery” mean delivery of the Software by Licensor to the Delivery Site specified in the applicable License Schedule.

“Documentation” means all documents and materials (in any language, format or medium) that are normally supplied by Licensor to its commercial licensees to aid in the use and operation of the Software, and all modifications to such documents or materials that are made by or on behalf of Licensor from time to time (provided such modifications do not diminish the performance or operational capabilities of the Software), including: (i) functional, technical, design and performance specifications and (ii) installation, configuration, administration, operation and maintenance procedures and instructions, and (iii) training guides and user manuals.

"Intellectual Property Rights" means all trade secrets, patents and patent applications, trade marks (whether registered or unregistered and including any goodwill acquired in such trade marks), service marks, trade names, business names, internet domain names, e-mail address names, copyrights (including rights in computer software), moral rights, database rights, design rights, rights in know-how, rights in confidential information, rights in inventions (whether patentable or not) and all other intellectual property and proprietary rights (whether registered or unregistered, and any application for the foregoing), and all other equivalent or similar rights which may subsist anywhere in the world.

“License” means a license to use the Software granted pursuant to the terms and conditions of a License Schedule.

"Licensee" means, for the general purposes of the Master Agreement, the entity designated above as “Licensee”. However, for the particular purposes of any agreement that arises as a result of a License Schedule, reference to “Licensee” shall be construed solely as a reference to the specific entity (either the entity designated above as “Licensee” or an Affiliate) that executes the License Schedule.

“License Schedule” means a transactional document that is submitted pursuant to this Master Agreement by either the entity designated above as “Licensee” or any Affiliate, and describes the Software and services to be provided by Licensor to such Licensee / Affiliate.

“Maintenance Services” consists of the support and maintenance services to be provided by Licensor in accordance with the requirements set forth or referenced in Section 11 and Appendix B.

“Party” means either the “Licensor” or “Licensee”, individually as the context so requires; and “Parties” means the “Licensor” and “Licensee”, collectively.

“Personnel” means and includes a Party’s or an Affiliate’s directors, officers, employees, agents, auditors, consultants and subcontractors.

"Software" means the computer programs made available to Licensee and the Affiliates by Licensor under this Master Agreement, including any customizations, enhancements, updates, upgrades, releases, Defect corrections, and other modifications thereto provided to Licensee by Licensor, together with the related Documentation.

“Source Code” means and includes human-readable computer programming code, associated procedural code, listings, flow charts, logic diagrams, software tools, executables, libraries, scripts and related and supporting documentation corresponding to the Software and all subsequent versions (including assembly, linkage and other utilities), suitable and sufficient to enable a person possessing reasonable skill and expertise in computer software and information technology (i) to build, load, and operate a machine-executable object code version of the Software that is equivalent to the latest version of the Software furnished by Licensor, and (ii) to maintain, support, modify, improve and enhance the Software.

"Specifications" means and includes: (i) the standard published specifications for the Software (including both Licensor's proprietary software and all third-party software that is embedded into, or otherwise furnished by Licensor with the Software); and (ii) any additional written description of the functional, technical, design and performance characteristics of the Software attached to or referenced in a License Schedule.

1.2 Common Words. The following words shall be interpreted as designated: (i) “or” connotes any combination of all or any of the items listed; (ii) where “including” is used to refer to an example or begins a list of items, such example or items shall not be exclusive; and, (iii) “specified” requires that an express statement is contained in the relevant document.

2.	TERM AND TERMINATION

2.1 Term. This Master Agreement shall commence as of the Commencement Date designated above, and shall continue in effect thereafter unless superceded or otherwise terminated by agreement of the Parties. Each License Schedule shall only become effective when duly signed on behalf of the Parties to be bound thereby, and shall continue in effect through the earlier of: (i) the expiration date for the Licenses granted thereunder, or (ii) the date of termination specified by either Party in accordance with the provisions hereof. For the avoidance of doubt, the termination of the Master Agreement shall not result in the termination of any License Schedule, each License Schedule being terminable only in accordance with its own provisions.

2.2 Termination for Cause. If either Party breaches a material obligation under a License Schedule and fails to cure such breach within thirty (30) days from the date it receives from the non-breaching Party a notice of the breach and a demand for cure, then the non-breaching Party may thereafter terminate the applicable License Schedule immediately on notice. Notice of termination for any License Schedule shall not be construed to be notice of termination for any other License Schedule.

2.3 Orderly Transfer. Upon the termination of a License Schedule for any reason whatsoever (including a default by either Party), Licensor will provide such information, cooperation and assistance to Licensee, as Licensee may reasonably request, to assure an orderly return or transfer to Licensee or Licensee’s designee of all proprietary data (and related records and files) and materials of Licensee in their then current condition. Upon termination of a License Schedule by Licensor pursuant to Section 2.2, and except as otherwise provided herein or in such License Schedule, Licensee will return all copies of the Software under such License Schedule to Licensor or destroy all copies of the Software under such License Schedule and, if requested by Licensor, provide Licensor with a certificate signed by a duly authorized representative of Licensee attesting to such destruction with thirty (30) days of the effective date of termination.

2.4 Retention of Archival Copy. If Licensee’s right to use any Software is terminated for any reason whatsoever, then Licensee shall nevertheless be entitled to retain copies of the Software and Documentation for archival purposes and to satisfy Licensee’s obligations under all applicable laws.

3 GRANTING OF SOFTWARE LICENSES

3.1  Obligation to License. This Master Agreement does not by itself commit Licensee or any Affiliate to license any software from Licensor. Rather, this Master Agreement merely sets forth the terms and conditions that will govern the licensing of Licensor’s Software (as listed in Licensor’s then current price list) to Licensee or an Affiliate as a result of the execution of a License Schedule by Licensor and Licensee or an Affiliate.

3.2  License Schedule. License Schedules may be entered under this Master Agreement by either the entity designated above as “Licensee” or any Affiliate. The entity that executes a License Schedule with Licensor shall be considered the “Licensee” for all purposes of the License Schedule; and the License Schedule shall be considered a two party agreement between Licensor and such entity. Each License Schedule shall be substantially in the form of Appendix A, shall incorporate by reference the provisions of this Master Agreement as though such provisions were set forth therein in their entirety, and shall set forth: (i) a description of the Software to be licensed, (ii) the fees to be paid by Licensee for the Software License and the related Maintenance Services, and, (iii) such additional terms and conditions as may be mutually agreed upon by Licensor and the respective “Licensee”. Each License Schedule shall be deemed to incorporate the applicable Specifications for the Software that are in effect on the date the License Schedule is executed by the “Licensee”. In no event shall any shrinkwrap or any clickwrap (or other electronic agreement) constitute a License Schedule or binding agreement hereunder, even if a user or authorized officer of Licensee or an Affiliate purports to have affirmatively accepted such terms.

3.3 Changes to License Schedule. Reserved

3.4 Divested Entities.  If control of an entity, or a division or department within an entity, that is included within the definition of “Licensee” or an “Affiliate” is sold or otherwise transferred to one or more unrelated third parties, such entity, division or department (“Divested Entity”) shall nevertheless continue to have a right to acquire Software licenses pursuant to this Master Agreement (exclusive of any pricing or discount terms for the purchase of additional licenses set forth on a License Schedule) for [*] after the effective date of such transfer at a price no greater than the prices set forth in Licensor’s then current published product price list or such other price as is negotiated between Licensor and the Divested Entity.

3.5 Evaluation License. Reserved.

4. DELIVERY AND INSTALLATION

4.1 Delivery and Installation. Licensor will Deliver the Software and Documentation to the Delivery location, on or before the Delivery date, as specified in the applicable License Schedule or as otherwise agreed to by the Parties and confirmed in writing. If a Delivery date is not specified on the License Schedule, then the scheduled Delivery date shall be the date that is mutually agreed to by the Parties and confirmed in writing. Licensee is responsible for the Software installation. .

4.2 Installation by Licensee. If Licensee is responsible for installing the Software, then Licensor will provide written instructions and such other assistance as Licensee may reasonably require to complete the installation at mutually agreed upon time and materials rates; provided that such assistance is not already provided as part of Maintenance Services.

5. [*]

6. SCOPE OF LICENSE

6.1  Proprietary Rights to Software. As between Licensor and Licensee, Licensor shall be deemed to own the Intellectual Property Rights in or to the Software; and nothing contained in this Agreement shall be construed to convey any Intellectual Property Rights in or to the Software to Licensee (or to any party claiming through Licensee) other than the license rights expressly set forth in this Master Agreement and in the applicable License Schedule.

6.2  Type of License. Each License granted by Licensor pursuant to this Agreement shall be a fully paid up, non-exclusive, irrevocable, perpetual (except as set forth in Section 2 above) [*] license to use the Software in the furtherance of Licensee’s or its Affiliates’ business purposes, subject only to such use restrictions as may be specifically set forth on the applicable License Schedule, including without limitation geographic restrictions and restrictions on the number or location of the computers or the users. Unless otherwise expressly set forth on the applicable License Schedule, each License shall also entitle authorized users (as designated in Section 6.3) to access and use the Software, or applications developed using the Software, in connection with, through or on any associated or interconnected networks (including internet or intranet) without payment of any additional fees.

6.3  Authorized Users. Unless otherwise specifically set forth on the applicable License Schedule, each License granted pursuant to this Master Agreement shall include the right for Licensee to permit the Software to be used by or on behalf of: (i) Affiliates (ii) third parties engaged by Licensee to conduct all or any portion of Licensee's or an Affiliate’s information processing, programming, network services, disaster, back up, or recovery services, and (ii) consultants and clients of Licensee or an Affiliate, provided that such usage by consultants and clients must be considered part of the business of Licensee or an Affiliate . Licensee will be fully responsible for all acts and omissions of its third parties, consultants and clients regarding the Software. If Software was acquired, or is being used by or on behalf of a Divested Entity, so that the Divested Entity is the “Licensee” from an operating perspective (whether the acquisition occurred prior or subsequent to the change in status), then the Divested Entity will continue to enjoy its status as the Licensee for up to [*] after its change of status, provided (i) the Divested Entity is the legal entity that submitted the applicable License Schedule or received an assignment thereof, or (ii) the legal entity assuming control of the Divested Entity agrees in writing to be bound by the terms and conditions of the License.

6.4 Installation Transfers. If a License is subject to restrictions on the number or locations of the computer on which the Software may be installed, Licensee shall nevertheless be entitled (at no additional charge) to transfer the Software (subject to such use restrictions): (i) from one computer to another; (ii) from one installation site to another [*]. Licensee will provide Licensor with notice following any such transfer.

6.5 Reproductions. Licensee may reproduce the Software as Licensee may reasonably deem necessary to satisfy the requirements of Licensee and its Affiliates within the scope of the applicable License (including reproducing the Software for backup and archival purposes). All reproductions shall include any copyright or other proprietary notices contained on the originals.

6.6  Substitute Equipment and Parallel/Transition Processing. Each License includes (at no additional charge) the right to install and use the Software on temporary substitute or back-up equipment. If Licensee (i) relocates the installation site, (ii) acquires additional equipment (including replacement equipment), (iii) acquires an entity or business that Licensee elects to transition to the use of the Software, or (iv) divests an entity or business that has been using the Software, Licensee will be entitled (at no additional charge) to use a duplicate copy of the Software to conduct parallel and transition processing during the time required (up to [*] months) to accomplish and facilitate such relocation, transition, acquisition or divestiture.

6.7 Disaster Recovery. Each License includes the right (at no additional charge) to have the Software tested periodically for viability at any Licensee location or at a location of a third-party engaged by Licensee to provide disaster recovery, contingency or business continuity services for Licensee. If a third party performs such tests, Licensee will require such third party to be bound by written agreement to treat the Software as confidential information. Licensee will also be entitled to make and keep copies of Software and its Documentation at a separate facility for backup (including hot back up), archival and emergency purposes.

6.8  Replacement Version of Software. If Licensee changes or upgrades the operating system, or replaces or modifies the equipment on which Licensee operates the Software, then Licensor will (at no additional charge) provide to Licensee a version of the Software compatible with such changed operating system, or replaced or modified equipment provided that (i) Licensor has developed as of the Commencement Date and is then currently maintaining, such a version that is substantially similar to the version originally licensed as to features, functionality and price, (ii) Licensee is then entitled to receive Maintenance Services, and (iii) in using such additional version of the Software, Licensee does not exceed the scope of its license with Licensor (i.e., the aggregate number of CPU and user licenses used on all versions of the Software in the aggregate does not exceed the total number of CPU and user licenses originally licensed by Licensee.)

6.9 Restrictions. Except to the extent authorized or permitted in this Agreement or by applicable law without the possibility of contractual waiver, Licensee shall not: (i) copy, transfer or distribute the Software (electronically or otherwise); (ii) reverse assemble, reverse engineer, reverse compile, or otherwise translate the Software; or (iii) sublicense or assign the license for the Software.

7. SOURCE CODE

7.1 Escrow Arrangement. If Source Code for the Software is not being Delivered to Licensee directly by Licensor as part of the License, then (at Licensee’s request) within ten (10) days of the execution of the License Schedule for such Software, Licensor will deposit a current copy of the Source Code with an independent and qualified escrow agent acceptable to Licensee. Throughout the term of the License, Licensor will keep the Source Code complete and current by Delivering to the escrow agent any and all changes to the Source Code for all related modifications, within thirty (30) days after the modifications are made available to Licensee. The escrow agent will maintain the Source Code pursuant to an escrow agreement in a form and with terms acceptable to Licensee. Licensor shall ensure that the Escrow Agent is obligated to notify Licensee in writing promptly upon receipt of the deposit of such Source Code, or, where such Source Code has already been deposited pursuant to a pre-existing source code escrow arrangement, upon receipt of notice from the Licensor that Licensee is now a beneficiary of such escrow arrangement, in each case indicating in such notice to Licensee that such Source Code has been deposited as required. The escrow agreement shall designate Licensee as a third party beneficiary, and entitle Licensee to inspect, test and review the Source Code promptly upon request. The escrow agreement shall also require the escrow agent to release and Deliver the Source Code to Licensee upon certification from Licensee that any one of the following circumstances has occurred.

7.1.1
Licensor (i) files a voluntary petition in bankruptcy, (ii) makes a general assignment for the benefit of its creditors, (iii) suffers or permits the appointment of a trustee or receiver for its business assets, (iv) becomes subject to any proceeding under any bankruptcy or insolvency law which is either consented to by Licensor or is not dismissed within sixty (60) days, (v) initiates actions to wind up or liquidate its business voluntarily or otherwise, (vi) ceases doing business in the ordinary course, or (vii) suffers, permits or initiates the occurrence of anything analogous to any of the events described in this Subsection under the laws of any applicable jurisdiction.

7.1.2	[*]

7.1.3	[*]

7.1.4
Licensor refuses or becomes unable to provide maintenance and support services to Licensee at any time while Licensee is continuing to use the Software in accordance with the provisions of the License granted pursuant to this Agreement, provided that Licensee is not in default of any material obligation assumed under this Agreement.

A copy of the fully executed escrow agreement shall be attached to this Agreement or the applicable License Schedule as Exhibit 1.

7.2 License. If Source Code for Software is Delivered to Licensee (either directly by Licensor or by an escrow agent in fulfillment of its obligations under an applicable escrow agreement), then the Source Code will be subject to the License for the applicable Software. Each such License shall entitle Licensee to use and modify the Source Code and the Software, as reasonably necessary, in order to: (i) integrate the Software with Licensee’s other systems and programs; (ii) cause the Software to comply with changes in applicable laws, regulations, industry standards or market practice; (iii) enable the Software to remain current with technological innovations; and (iv) enable the Software to fulfill Licensee’s business purposes within the scope of the License granted pursuant to the terms and condition of this Agreement. Any modified versions of the Software resulting from Licensee’s use of the Source Code shall be subject to all the terms and conditions of this Agreement; provided, however, that if Licensee obtains the right to use the Source Code pursuant to Section 7.1, then Licensor shall have no rights, title or interest in or to any modifications made to the Software or the Source Code by or on behalf of Licensee, and all Intellectual Property Rights in and to any such modifications shall vest exclusively in Licensee.

8. DOCUMENTATION AND TRAINING

8.1
Documentation. On or before the date the Software is Delivered, Licensor will (at no additional charge) Deliver to Licensee at least one (1) electronic and one (1) printed form copy of all generally available Documentation for the Software. The Documentation shall be sufficient to enable Licensee’s Personnel to use and to understand the use and operation of the Software, and shall conform to generally accepted industry standards for the use, operation and internal operating logic of software. Throughout the warranty period or the term of any maintenance service agreement, Licensor will provide copies of any revisions, improvements, enhancements, modifications and updates to the Documentation, at no additional cost. Licensee may make a reasonable number of copies of the Documentation for Licensee’s use, provided Licensee reproduces copyright notices and any other legends of ownership on each copy.

8.2	Training. Reserved

9. FEES AND PAYMENT TERMS

9.1  Fees and Discounts. The License fees and all other charges to be paid by Licensee for the Software or services provided by Licensor pursuant to this Agreement shall be set forth on the applicable License Schedule.

9.2  Pricing Adjustments. During the term of this Master Agreement, Licensor will not increase its list prices for Maintenance Services provided to Licensee or an Affiliate by more than the lesser of: (i) the amount by which Licensor increased the comparable fees or charges for its other commercial customers; (ii) five percent (5%) for each twelve (12) month period; and (iii) the percentage rate of increase in the CPI (all items) for Urban Wage Earners and Clerical Workers from the preceding calendar year as determined by the United States Bureau of Labor Statistics.

9.3 Taxes. Licensor may invoice Licensee for sales and use taxes properly levied against or upon (i) the furnishing of the Software and any related services to Licensee by Licensor pursuant to this Agreement, or (ii) the use thereof by Licensee. However, Licensee shall not be obligated to pay any penalties, interest, or late charges imposed as a result of Licensor's failure to remit such taxes to the taxing authority on a timely basis. In addition, if Licensor fails to provide Licensee with timely notice of any tax audit that could result in an increase in the amount of sales or use taxes assessed hereunder, then Licensee shall not be required to pay any additional taxes assessed as a result of such audit. Licensor shall be solely responsible for the payment of all other taxes, including personal property taxes, franchise taxes, corporate excise or corporate privilege, property or license taxes, all taxes relating to Licensor’s Personnel, and all taxes based on the net income or gross revenues of Licensor.

9.4 Reimbursable Expenses. To the extent applicable, Licensor will only be reimbursed for expenses that are reasonable, warranted and cost effective, and that have been approved in advance by Licensee. For each item of expense for which reimbursement is requested, Licensor will submit substantiating documentation in accordance with Licensee’s policies. All approved business expenses and pass-through charges will be reimbursed at cost (as actually incurred), without mark-up.

9.5 Terms of Payment. No amount arising under this Agreement shall be due from Licensee prior to Licensee’s receipt of a fully executed copy of this Agreement and the applicable License Schedule, and Licensee’s receipt of an invoice: (i) referencing this Agreement and the applicable License Schedule; (ii) separately itemizing the charges for the Software, services or other items covered therein, and setting forth, in reasonable detail, the basis for the charges; and (iii) including, in the case of any reimbursable expenses or other charges (including taxes), receipts or other documentation acceptable to Licensee. Unless otherwise specified on a License Schedule, Licensor may invoice Licensee for the License fee on the date the Software has been Delivered by Licensor. Licensor may invoice Licensee for the Maintenance Service fees for the initial Maintenance Service term on the date the Software has been Delivered by Licensor. Maintenance Service fees for renewal terms may be invoiced not more than sixty (60) days prior to the effective date of renewal. Such Maintenance Service fees shall be set forth on a License Schedule as a percentage of the net License fees paid by Licensee thereunder. Licensor may invoice Licensee for any other charges payable under this Agreement after the occurrence of the event giving rise to the payment obligation underlying the invoice. All invoices shall be submitted to Licensee at the billing address designated on the applicable License Schedule. Each properly and accurately prepared invoice shall be payable within [*] days after its receipt by Licensee. Licensee will not be liable for interest or other late fees on past due invoices. Licensor specifically covenants that it will not use any methods of electronic repossession for any reason. All payments made by Customer shall be in U.S. Dollars and directed to:

Chordiant Software Inc.
[*]
San Jose, CA 95161-[*]

Or wire to:
Comerica Bank
Chordiant Software, Inc.
Account#: [*]
Routing #: [*]

9.6 Disputed Invoices. Licensee may withhold payments for any item(s) on Licensor's invoice that Licensee reasonably disputes in good faith.  Licensee shall provide to Licensor written notice of its intention to withhold payment, including the reason(s) for Licensee's reasonable dispute of the invoice (the “Dispute Notice”).  Following receipt of the Dispute Notice, Licensor shall review the invoice in question and, if appropriate, send Licensee a corrected invoice.  If Licensor does not agree with Licensee's reasons for withholding payment or, if sent, the corrected invoice does not resolve the dispute to Licensee's satisfaction, then either party shall notify in writing the other party of the fact that the dispute continues (the “Response Notice”).

The parties shall use commercially reasonably efforts to resolve or settle the dispute within ninety (90) days from the date of the Response Notice. Within thirty (30) days from the date of receipt of the Response Notice, executives of both companies shall first meet in person to negotiate in good faith a resolution or settlement of the dispute. Licensor’s executive(s) shall be at the President or CEO level, and Licensee’s executive(s) shall be either the CIO of Citigroup N.A. Consumer Group or senior executive(s) designated by such person.

Pending settlement or resolution of the issue(s), Licensee's non-payment of these items shall not constitute default by Licensee, and shall not entitle Licensor to suspend or delay its furnishing of the Software or performance of services for a period of [*] from the end of the ninety (90) day period of executive conferences; provided that Licensee continues to pay all undisputed invoices in accordance with the provisions of Section 9.5.   After expiration of such [*] period, Licensor may suspend its furnishing of Software or performance of services covered by the disputed item(s).

9.7 Transaction Information. For three years after an invoice has been paid, Licensor will maintain and (upon Licensee's reasonable request) will make available the records necessary to substantiate the correctness of such invoice. In addition, if requested by Licensee, Licensor shall make available to Licensee detailed transactional information related to products and services that have been acquired by Licensee and the Affiliates under this Agreement. The transactional information will be provided by Licensor in an electronic data format specified by Licensee provided such format is supported by Licensor and will include: (i) standard invoice and product attributes contained in Licensor’s systems, and (ii) sufficient details to allow Licensee and its Affiliates to link the invoice and product attributes to invoice payment.

10. REPRESENTATIONS AND WARRANTIES

10.1 Authority and Non-Infringement. Licensor represents and warrants that Licensor has all rights and authority required to enter into this Agreement and each License Schedule, and to provide the Software and perform the services contemplated by this Agreement, free from all liens, claims, encumbrances, security interests and other restrictions. Subject to the applicable terms and conditions of this Agreement and the applicable License Schedule, Licensee and Affiliates will be entitled to use and enjoy the benefit of all Software and services without adverse interruption or disturbance by Licensor or any entity asserting a claim under or through Licensor. Licensor further represents and warrants that the services, Software and all other materials of whatsoever nature furnished under this Agreement, and the use thereof by Licensee or the Affiliates in accordance with the terms and conditions of this Agreement, will not infringe (whether directly, contributorily, by inducement or otherwise), misappropriate or violate the Intellectual Property Rights of any third party, or violate the laws, regulations or orders of any governmental or judicial authority. The sole and exclusive remedy for a breach of the warranty against infringement contained in this Section 10.1 is infringement indemnity set forth in Section 14.

10.2  Personal Dealing and Non-Subornation. Licensor warrants that no officer, director, employee of Licensee, or any of their immediate family members, (i) has received or will receive anything of value of any kind from Licensor or its Personnel in connection with this Agreement, or (ii) has a business relationship of any kind with Licensor or its Personnel. Licensor further warrants that Licensor has not and will not make (or offer to make) any payments to, or confer (or offer to confer) any benefit upon, any employee, agent or fiduciary of any third party, with the intent to influence the conduct of such employee, agent or fiduciary in any manner relating to the subject of this Agreement.

10.3 Conformity to Specifications. Licensor warrants that at the time of Delivery, and thereafter throughout the applicable warranty period, the Software will conform to [*]. If not specified by the Parties on the License Schedule, the warranty period for purposes of Software performance shall be the ninety (90) days period commencing from the date that the Software is Delivered In addition, the warranty period for the Software will be extended by the aggregate time Licensee is unable to effectively use the Software during the specified warranty period as a result of a Defect. If Licensor receives notice of a Software Defect during the warranty period, then Licensor will (at no additional charge) correct the Defect. If (through no fault of Licensee) Licensor is unable or unwilling to correct a Defect that has been identified by Licensee during the warranty period, then Licensee may terminate the applicable License Schedule (in whole or in part) upon notice to Licensor, without financial liability or obligation (for the portion terminated).

10.4 Documentation. Licensor represents and warrants that the Documentation provided by Licensor will fully and accurately reflect the functionality of the applicable Software.

10.5 Standard of Service. Licensor warrants that all services provided by Licensor pursuant to this Agreement will be performed in a timely and professional manner, in conformity with standards generally accepted in the Software industry, by qualified and skilled individuals. If Licensor fails to provide the services as warranted and Licensee so notifies Licensor within thirty (30) days after the date Licensor declares the services to have been completed, then Licensor will re-perform the services at no additional charge. Licensor further warrants that its Personnel will provide services with a minimal amount of interference to Licensee’s normal business operations and subject to Licensee’s security and work place policies and procedures.

10.6 Disabling Devices. Licensor represents and warrants that prior to Delivering the Software to Licensee, Licensor will test the Software and the media on which it is to be Delivered with a current version of a leading anti-virus application in efforts to detect, and if so detected, to eliminate, any computer code (sometimes referred to as “viruses” or “worms”) designed to damage, disrupt, disable, harm, or otherwise impede in any manner, the orderly operation of the Software or any other software, data files, firmware, hardware, computer system or network. Licensor further represents and warrants that the Software (and all other software Delivered or installed by Licensor) shall not contain any computer code or any other procedures, routines or mechanisms designed by Licensor (or its Personnel or licensors) to: (i) disrupt, disable, harm or impair in any way the Software’s (or any other software’s) orderly operation based on the elapsing of a period of time, exceeding an authorized number of copies, advancement to a particular date or other numeral (sometimes referred to as “time bombs”, “time locks”, or “drop dead” devices); (ii) cause the Software to damage or corrupt any of Licensee’s, its Affiliates’, or their respective customers’ data, storage media, programs, equipment or communications, or otherwise interfere with Licensee’s or its Affiliates’ operations, or (iii) permit Licensor, its Personnel, its licensors or any other third party, to access the Software (or any other software or Licensee’s or its Affiliates’ computer systems) for any reason (sometimes referred to as “traps”, “access codes” or “trap door” devices). Licensor will not unilaterally (i.e., without appropriate judicial order) remove, deinstall, repossess, modify, delete, damage, deactivate, disable, or interfere with the Software for any reason (including a dispute relating to this Agreement).

10.7 Availability of Maintenance. Reserved.

10.8 Favorable Provisions. Reserved.

10.9 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR ESTABLISHED BY APPLICABLE LAW AS RIGHTS THAT CAN NOT BE WAIVED OR LIMITED BY CONTRACT, LICENSOR DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN ADDITION, LICENSOR DOES NOT WARRANT THAT THE SOFTWARE WILL OPERATE IN COMBINATIONS OTHER THAN AS SPECIFIED IN (i) THE DOCUMENTATION, (ii) THE SPECIFICATIONS, OR (iii) THE LICENSE SCHEDULE, OR THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE OR MEETS LICENSEE’S REQUIREMENTS.

11. MAINTENANCE SERVICES

For a minimum period of [*] years commencing from the date of Delivery of the Software, Licensor will make Maintenance Services available for the Software on terms at least as comprehensive as those set forth in Appendix B. The initial annual period for Maintenance Services shall commence on the date of Delivery of the Software. Except as may other be provided for in a License Schedule, the fee for annual Maintenance Services is due and payable upon the Delivery of the Software. Beginning on the first anniversary of the date of the Delivery of the Software, such Maintenance Services shall be provided on an automatic, annual renewable term basis, at Licensee’s election and subject to Licensee’s payment of the applicable Maintenance Services fee. Licensee will be entitled to terminate the Maintenance Services at any time, for its convenience, by providing Licensor with no less than ninety (90) days prior notice of termination; and in the event of such termination, Licensee shall be entitled to recover any unused portion of the pre-paid Maintenance Service fees, pro rated on a fiscal calendar quarterly basis. For the avoidance of doubt, nothing contained in this Section shall be construed to restrict Licensee’s right to access and use the Source Code pursuant to Subsection 7.1.4 in the event that Licensor refuses or becomes unable to provide maintenance and support services to Licensee for the Software during or after the [*] year period specified above.

12. CONFIDENTIAL INFORMATION

12.1 Licensor’s Confidential Information. Licensor’s “Confidential Information” means and refers to the Software, Documentation, and all other materials furnished by Licensor that are expressly identified or marked by Licensor as “confidential” at the time of their Delivery to Licensee.

12.2 Licensee’s “Confidential Information”. Licensee’s “Confidential Information” means and refers to all tangible or intangible information and materials, in any form or medium (and without regard to whether the information or materials are owned by Licensee or by a third party), whether furnished or disclosed to Licensor by Licensee or an Affiliate, or otherwise obtained, accessed or observed by Licensor from Licensee or an Affiliate, that satisfies at least one of the following criteria:

12.2.1
Information or materials related to Licensee’s, an Affiliates’, or any of their respective customer’s business, trade secrets, customers (including identities, characteristics and activities), business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, technology (including software, data bases, data processing or communications networking systems), data or information or materials that reveal research, technology, practices, procedures, processes, methodologies, know how, or other systems or controls by which Licensee’s or an Affiliate’s products, services, applications and methods of operations or doing business are developed, conducted or operated, and all information or materials derived therefrom or based thereon;

12.2.2
Information or materials designated or identified as confidential by Licensee or an Affiliate, whether by letter or by an appropriate proprietary stamp or legend, prior to or at the time such information or materials are disclosed by Licensee or an Affiliate to Licensor;

12.2.3
Information disclosed orally or visually, or written or other form of tangible information or materials without an appropriate letter, proprietary stamp or legend, if it would be apparent to a reasonable person, familiar with Licensee’s (or the Affiliates’) business and the industry in which it operates, that such information or materials are of a confidential or proprietary nature; or,

12.2.4	Any non-public, personal, financial or identifying information of an individual, including Licensee’s or an Affiliate’s customers or employees (“Nonpublic Personal Information”).

12.3 Duty of Care. The Party receiving (“Receiving Party”) Confidential Information of the other Party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information; and, at a minimum, the Receiving Party will maintain adequate security measures to safeguard the Disclosing Party’s Confidential Information from unauthorized disclosure, access, use and misappropriation. Without limiting the generality of the foregoing, the Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to fulfill its obligations under this Agreement, or in the case of Licensee, to exercise its rights as contemplated by this Agreement. In addition, the Receiving Party will disclose the Disclosing Party’s Confidential Information only to those of the Receiving Party’s (or in the case of Licensee, also to its Affiliates’) Personnel who have a “need to know” such Confidential Information (and only to the extent necessary) in order to fulfill the purposes contemplated by the Agreement. Prior to disclosing Licensee’s Confidential Information to any of its Personnel, Licensor will ensure that each of its Personnel who will be providing services for Licensee is bound by a written non-disclosure agreement with terms and conditions no less restrictive than those set forth herein. If the Receiving Party becomes aware of any threatened or actual unauthorized access to, use or disclosure of, or any inability to account for, the Disclosing Party’s Confidential Information, the Receiving Party will promptly notify the Disclosing Party thereof and will assist the Disclosing Party with its efforts to terminate such access, to curtail such threatened or actual unauthorized use or disclosure, or to recover such information or materials. The Receiving Party will be liable to the Disclosing Party for any non-compliance by its agents or contractors to the same extent it would be liable for non-compliance by its employees.

12.4 Exclusions. The obligations of confidentiality assumed under this Agreement shall not apply to the extent the Receiving Party can demonstrate, by clear and convincing evidence, that such information:

12.4.1	is or has become generally available to the public, without any breach by the Receiving Party of the provisions of this Agreement or any other applicable agreement between the Parties;
12.4.2	was rightfully in the possession of the Receiving Party, without confidentiality restrictions, prior to such Party’s receipt pursuant to this Agreement;
12.4.3	was rightfully acquired by the Receiving Party from a third party who was entitled to disclose such information, without confidentiality or proprietary restrictions;
12.4.4	was independently developed by the Receiving Party without using or referring to the Disclosing Party’s Confidential Information; or,
12.4.5	is subject to a written agreement pursuant to which the Disclosing Party authorized the Receiving Party to disclose the subject information.

12.5 Legally Required Disclosures. The obligations of confidentiality assumed under this Agreement shall not apply to the extent that the Receiving Party is required to disclose the Disclosing Party’s Confidential Information under any applicable law, regulation or an order from a court, regulatory agency or other governmental authority having competent jurisdiction, provided that the Receiving Party:

12.5.1	promptly notifies the Disclosing Party of the order in order to provide the Disclosing Party an opportunity to seek a protective order;
12.5.2	provides the Disclosing Party with reasonable cooperation in its efforts to resist the disclosure, upon reasonable request by the Disclosing Party and at the Disclosing Party’s expense; and,
12.5.3	disclose only the portion of the Disclosing Party’s Confidential Information that is required to be disclosed under such law, regulation or order.

12.6 Nonpublic Personal Information. Notwithstanding any other provision of this Agreement, to the extent Nonpublic Personal Information is, either intentionally or unintention-ally, disclosed to or otherwise obtained by Licensor in connection with the matters contemplated by this Agreement, Licensor will keep such Nonpublic Personal Information strictly confidential and strictly limit its use of such information to the purposes contemplated by this Agreement. Licensor agrees that Licensee shall have the right to conduct a review of the procedures used by Licensor to maintain the confidentiality of such Nonpublic Personal Information.

12.7 Accounting for Confidential Information. Except as otherwise expressly provided in this Agreement, upon the request of the Disclosing Party at any time after the termination of this Agreement, the Receiving Party will return (or purge its systems and files of, and suitably account for) all tangible Confidential Information supplied to, or otherwise obtained by, the Receiving Party in connection with this Agreement. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within seven (7) days after its receipt of a request by the Disclosing Party for such a certification. For the avoidance of doubt, this Section 12.7 shall not be construed (i) to require Licensee to return the Software or (ii) to limit either Party’s right to seek relief from damages that are caused by the other Party’s default.

13. PUBLICITY

Licensor will not disclose the identity of Licensee as a customer of Licensor or the existence, nature or terms of this Master Agreement or any License Schedule, without the prior written consent of Licensee, which Licensee may withhold in its sole discretion; except as required by applicable law or regulation. Neither Party will use the other Party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols or brand names (collectively “Marks”), or otherwise refer to or identify the other Party in advertising, publicity releases, or promotional or marketing publications or correspondence to third parties without, in each case, securing the prior written consent of the other Party.

14. INDEMNITY

14.1  Infringement Indemnity. Licensor will defend, hold harmless and indemnify Licensee, its Affiliates, and their Personnel (collectively the “Indemnitees”) from and against any and all losses, claims, liabilities, costs and expenses (including taxes, fees, fines, penalties, interest, reasonable expenses of investigation and attorneys' fees and disbursements) as incurred (collectively "Damages") arising out of, or relating to a claim by a third party that the Software or any other materials of any nature furnished by Licensor to Licensee (or that the use thereof) infringes (whether directly, contributorily, by inducement or otherwise), misappropriates or violates such third party's Intellectual Property Rights. Licensor’s indemnity obligation under this Section shall not extend to claims based on: (i) an unauthorized modification of the Software made by an Indemnitee where the Software would not be infringing without such modification, (ii) customized portions of the Software designed in accordance with written specifications provided by Licensee where the Software would not be infringing without such customized portions or (iii) Licensee’s continued use of allegedly infringing Software where Licensor has provided Licensee with an updated, non-infringing, equally suitable, functionally equivalent and compatible version of the Software.

14.2 General Indemnity. Licensor will defend, hold harmless and indemnify the Indemnitees from and against any and all third-party claims for Damages arising out of or relating to Licensor’s breach of the obligations assumed under, or the representations or warranties provided in, (a) Section 10.6 or (b) Section 12 of this Agreement.

14.3 Indemnification Procedures. If an Indemnitee seeks indemnification under this Agreement, the Indemnitee will: (i) give prompt notice to Licensor concerning the existence of the indemnifiable event; (ii) grant authority to Licensor to defend or settle any related action or claim; and, (iii) provide, at Licensor’s expense, such information, cooperation and assistance to Licensor as may be reasonably necessary for Licensor to defend or settle the claim or action. An Indemnitee’s failure to give prompt notice shall not constitute a waiver of the Indemnitee’s right to indemnification and shall affect Licensor’s indemnification obligations only to the extent that Licensor’s rights are materially prejudiced by such failure or delay. Notwithstanding anything to the contrary set forth herein, (i) an Indemnitee may participate, at its own expense, in any defense and settlement directly or through counsel of its choice, and (ii) Licensor will not enter into any settlement agreement on terms that would diminish the rights provided to the Indemnitee or increase the obligations assumed by the Indemnitee under this Agreement, without the prior written consent of the Indemnitee. If Licensor elects not to defend any claim as is required under this Agreement, the Indemnitee will have the right to defend or settle the claim as it may deem appropriate, at the cost and expense of Licensor, and Licensor will promptly reimburse the Indemnitee for all costs, expenses, settlement amounts and other Damages.

14.4 Mitigation of Damages. If any Software becomes, or (in Licensor's opinion) is likely to become, the subject of any such third party claim, then Licensor (at its sole cost and expense) may either: (i) procure the right for the Indemnitee to continue using the Software as contemplated hereunder; (ii) modify the Software to render it non-infringing (provided such modification does not materially degrade the Software’s functionality); or (iii) replace the Software with equally suitable, functionally equivalent, compatible, non-infringing Software. If none of the foregoing are commercially practicable despite Licensor using all reasonable efforts and if Licensee is not permitted to continue using the Software, then Licensee shall be entitled to recover from Licensor the following. If Licensee is prohibited from using the Software [*] then Licensee shall be entitled to recover an amount equal to a pro-rated portion of the License fees paid for the Software, [*] (with the pro-rated portion equal to the remaining book value based on a straight line five (5) year basis).

14.5 Notification of 3rd Party Claims. Licensor will promptly notify Licensee concerning any threat, warning, claim or action against Licensor or its customers or suppliers of which Licensor has knowledge, that could have an adverse impact on Licensee's use of any Software provided or made available to Licensee pursuant to this Agreement.

15. INSURANCE REQUIREMENTS

15.1 Required Coverage. During the term of this Agreement and for so long as any License Schedule has not yet been completed or terminated, Licensor will maintain, at its own expense, insurance coverage with limits of no less than those set forth below, and with insurers with a minimum A.M. Best Financial Strength rating of “A- (Excellent)” and Financial Size rating of “X”, or equivalent ratings from other valid rating agencies and under forms of policies satisfactory to Licensee.

15.1.1
Professional Liability Insurance (“Errors and Omissions”) in the minimum amount of $2,000,000 per occurrence, covering losses from any act, errors, omissions, negligence, breach of contract and/or misrepresentations related to Licensor’s obligations under this Agreement. This insurance shall be maintained for a period of at least two (2) years after completion of all License Schedules.

15.1.2
Fidelity/Crime Insurance in the minimum amount of $2,000,000 per occurrence providing coverage for any loss sustained by Licensee or an Affiliate as a result of any dishonest act by Licensor’s officers, employees, agents or subcontractors (whether acting alone or in collusion with others), including but not limited to theft, forgery, alteration, or transfer of funds (electronically or otherwise). Such insurance must cover (i) property of the Licensor; (ii) property of others, which the Licensor holds in its care, custody and control; and (iii) property of others for which the Licensor is legally liable.

15.1.3
Commercial General Liability including broad form contractual liability and personal injury endorsement, providing coverage against liability for bodily injury, death, and property damages in the minimum amount of $1,000,000 per occurrence and no less than $2,000,000 annual aggregate.

15.1.4	Automobile Liability in the minimum amount of $1,000,000 Combined Single Limit (“CSL”) per occurrence for bodily injury and property damage (covering owned, non-owned and hired vehicles).
15.1.5
Workers Compensation insurance covering Licensor’s employees pursuant to applicable state laws and at the statutory limits required for each such state, and Employers Liability coverage in the minimum amount of $1,000,000 per loss.

15.1.6
Umbrella/Excess Liability providing excess liability coverage in the minimum amount of $5,000,000 per occurrence, to supplement the primary coverage limits for Commercial General Liability, Automobile Liability and Employers Liability provided under the policies listed above.

15.2  Certificates of Insurance. Licensor will Deliver Certificates of Insurance to Licensee prior to the execution of this Agreement. Said certificate shall indicate that policies providing coverage and limits of insurance are in full force and effect. Each Certificate shall provide that no less than thirty (30) days notice will be given in writing to Licensee prior to cancellation, termination, or material alteration of any one of the policies. At least ten (10) days before the expiration of an insurance policy required hereunder, Licensor will Deliver to Licensee a certificate of insurance attesting to the renewal of such insurance. In addition, each policy required pursuant to Subsections 15.1.3, 15.1.4, 15.1.5 (Employers Liability only) and 15.1.6 shall name Licensee, Affiliates and assignees as additional insureds. Each policy required pursuant to Subsection 15.1.2 shall name Licensee, Affiliates and assignees as loss payees. Licensee’s acceptance of Delivery of a Certificate of Insurance that does not conform to the requirements of this Section shall not relieve Licensor of its obligation to provide insurance conforming to the requirements hereof.

15.3 No Limitation. The requirements set forth above as to types, limits and approval of insurance coverage to be maintained by Licensor will not in any manner limit the liabilities and obligations assumed by Licensor under this Agreement.

16. LIMITATION OF LIABILITY

EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (OR TO ANY PERSON OR ENTITY CLAIMING THROUGH THE OTHER PARTY) FOR LOST PROFITS OR FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR IN ANY MANNER CONNECTED WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, REGARDLESS OF THE FORM OF ACTION AND WHETHER OR NOT SUCH PARTY HAS BEEN INFORMED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED, THE POSSIBILITY OF SUCH DAMAGES.  NEITHER PARTY SHALL BE LIABLE FOR ANY (i) DIRECT DAMAGES IN EXCESS OF THE TOTAL AMOUNT OF FEES PAID TO LICENSOR UNDER THIS AGREEMENT OR (ii) DAMAGES ARISING FROM CLAIMS FOR WHICH EITHER PARTY HAS AGREED TO INDEMNIFY THE OTHER PARTY PURSUANT TO SECTION 14.2(b) IN EXCESS OF THE TOTAL AMOUNT OF FEES PAID TO LICENSOR UNDER THIS AGREEMENT. THE LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT SHALL NOT APPLY TO DAMAGES, (i) RESULTING FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF A PARTY OR ITS PERSONNEL, (ii) STEMMING FROM PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE CAUSED BY A PARTY OR ITS PERSONNEL, OR (iii) ARISING FROM CLAIMS FOR WHICH EITHER PARTY HAS AGREED TO INDEMNIFY THE OTHER PARTY PURSUANT TO SECTIONS 14.1 or 14.2(a) ABOVE, OR (iv) ARISING FROM EITHER PARTY’S BREACH OF ITS OBLIGATIONS SET FORTH IN SECTIONS 10.6 AND 12 HEREIN.

17.  SUBCONTRACTORS

Licensor will not use a subcontractor to perform Licensor’s obligations under this Agreement without obtaining Licensee’s prior written approval, which will not be unreasonably withheld or delayed. Licensee’s approval of a subcontractor shall not constitute a waiver of any rights Licensee may have based on Licensor’s representations and warranties. Licensor will be fully responsible for all acts and omissions of its subcontractors. Nothing in this Agreement shall be construed to create any contractual relationship between Licensee and any subcontractor, nor any obligation on the part of Licensee, to pay or to ensure the payment of any money due any subcontractor.

18.  ASSIGNMENT

Either party may, with notice to the other party, assign this Agreement or any of its rights or interests hereunder, or delegate any of its obligations hereunder, to (i) an Affiliate, (ii) the assigning party's successor pursuant to a merger, reorganization, consolidation or sale, or (iii) an entity that acquires all or substantially all of that portion of the assigning party’s assets or business. Except as otherwise provided above, neither Party may assign this Agreement nor any of its rights or interests hereunder, nor delegate any obligation to be performed hereunder, without the prior written consent of the other Party. Any attempted assignment or delegation in contravention of this Section shall be null and void, and of no force or effect. This Agreement shall be binding upon, and shall inure to the benefit of, the legal successors and permitted assigns of the Parties.

19. NOTICES

Any notice, demand or other communication (collectively “notice”) required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given (i) when Delivered personally to the representative(s) designated to receive notices for the intended recipient, or (ii) when mailed by certified mail (return receipt requested) or sent by overnight courier to the representative(s) designated to receive notices for the intended recipient at the address set forth in the introductory paragraph of this Master Agreement or in the applicable License Schedule, as appropriate. Notices concerning the Master Agreement shall be given to the person who signed the Master Agreement on behalf of the intended recipient. Notices concerning a License Schedule shall be given to the person designated on, or (if no designation is made) the person signing, the License Schedule on behalf of the intended recipient. Any notice from Licensor that either (i) relates to the Master Agreement, or (ii) alleges Licensee committed a material breach shall also be sent to Licensee’s General Counsel’s Office, to the attention of the managing attorney responsible for intellectual property and technology. Either Party may change its address(es) or representative(s) for receiving notices upon notice to the other.

20.	COMPLIANCE WITH LAW

20.1  General. In performing its obligations under this Agreement, Licensor will comply, and will cause its Personnel to comply, with the requirements of all applicable laws, ordinances, regulations, codes and executive orders.

20.2  Export Controls. Without limiting the generality of Section 20.1, each Party specifically agrees to comply, and will cause its Personnel to comply, with the requirements of all applicable export laws and regulations, including but not limited to the U.S. Export Administration Regulations. Unless authorized by U.S. regulation or Export License, neither Party will export nor reexport, directly or indirectly, any software or technology received from the other party, or allow the direct product thereof to be exported or reexported, directly or indirectly, to (a) any country in Country Group E:2 of the Export Administration Regulations of the Department of Commerce (see http://www.bxa.doc.gov) or any other country subject to sanctions administered by the Office of Foreign Assets Control (see http://www.treas.gov/ofac/); or (b) any non-civil (i.e. military) end-users or for any non-civil end-uses in any country in Country Group D:1 of the Export Administration Regulations, as revised from time to time. Each Party understands that countries other than the U.S. may restrict the import or use of strong encryption products and may restrict exports, and each Party agrees that it shall be solely responsible for compliance with any such import or use restriction.

20.3 Rights in Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, 11 U.S.C. § 101 et seq., licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code; and Software is, and shall be deemed to be, "embodiment[s]" of "intellectual property" for purposes of same. Licensee shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Without limiting the generality of the foregoing, Licensor acknowledges that the rights and license granted to Licensee pursuant to this Agreement shall not be affected by Licensor's rejection of this Agreement in bankruptcy, and shall continue subject to the terms and conditions of this Agreement.

21.  CHOICE OF LAW, JURISDICTION AND WAIVER OF JURY TRIAL

21.1  Governing Law. The substantive laws of the State of New York shall in all respects govern this Agreement as though this Agreement was entered into, and was to be entirely performed within, the State of New York. The Parties expressly disclaim the applicability of, and waive any rights based upon, the Uniform Computer Information Transactions Act or the United Nations Convention on the Sale of Goods. For the avoidance of doubt, nothing stated in this Agreement will prejudice or limit the rights or remedies of either Party to enforce any award or decree under the laws of any jurisdiction where property or assets of the other Party may be located.

21.2  Jurisdiction. All claims or disputes arising out of or in connection with this Agreement shall be heard exclusively by any of the federal or state court(s) of competent jurisdiction located in the Borough of Manhattan, New York City, NY, USA. To that end, each Party irrevocably consents to the exclusive jurisdiction of, and venue in, such court(s), and waives any, (i) objection it may have to any proceedings brought in any such court, (ii) claim that the proceedings have been brought in an inconvenient forum, and (iii) right to object (with respect to such proceedings) that such court does not have jurisdiction over such Party. Without limiting the generality of the foregoing, Licensor specifically and irrevocably consents to personal and subject matter jurisdiction for such claims or disputes in the federal or state courts sitting in New York City, NY, USA, and to the service of process in connection with any such claim or dispute by the mailing thereof by registered or certified mail, postage prepaid to Licensor, at the address for notice set forth in, or designated pursuant to, this Agreement.

21.3 WAIVER OF JURY TRIAL. LICENSOR AND LICENSEE HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR LITIGATION BROUGHT AGAINST THE OTHER WITH RESPECT TO THIS AGREEMENT OR VENDOR'S PERFORMANCE OF SERVICES.

22.  REMEDIES

22.1 Equitable Relief. Licensor and Licensee each acknowledge that the failure to perform their respective duties under Sections 12 or 13 may cause the other Party to suffer irreparable injury for which such injured Party will not have an adequate remedy available at law. Accordingly, the injured Party may seek to obtain injunctive or other equitable relief to prevent or curtail any such breach, threatened or actual, without posting a bond or security and without prejudice to such other rights as may be available under this Agreement or under applicable law. For purposes of this Agreement, "equitable relief" means and includes those remedies traditionally and historically granted by courts of equity, including without limitation, injunction, attachment, declaratory relief, lis pendens, receivership and replevin.

22.2 Recovery of Fees. If Licensee terminates a License Schedule pursuant to Section 5.2 or Section 10.3, then Licensee will be entitled to recover from Licensor [*]. Upon Licensee’s receipt of such amounts, Licensee will return to Licensor the affected Software.

22.3 Cumulative Remedies and Off Sets. Except as otherwise expressly provided in this Agreement, all remedies in this Agreement are cumulative and in addition to (not in lieu of) any other remedies available to a Party at law or in equity. In the event of a claim by Licensee for loss or damages for which Licensor is responsible, Licensee shall be entitled to adjust the amounts claimed against future or outstanding payments due, or which may become due, to Licensor.

23. WAIVER

No course of dealing, failure by either Party to require the strict performance of any obligation assumed by the other hereunder, or failure by either Party to exercise any right or remedy to which it is entitled, shall constitute a waiver or cause a diminution of the obligations or rights provided under this Agreement. No provision of this Agreement shall be deemed to have been waived by any act or knowledge of either Party, but only by a written instrument signed by a duly authorized representative of the Party to be bound thereby. Waiver by either Party of any default shall not constitute a waiver of any other or subsequent default.

24. FORCE MAJEURE

A Party will be excused from a delay in performing, or a failure to perform, its obligations under this Agreement to the extent such delay or failure is caused by the occurrence of any contingency beyond the reasonable control, and without any fault, of such Party. In such event, the performance times shall be extended for a period of time equivalent to the time lost because of the excusable delay. However, if an excusable delay continues more than sixty (60) days, the Party not relying on the excusable delay may, at its option, terminate the affected License Schedule(s) in whole or in part, upon notice to the other Party. In order to avail itself of the relief provided in this Section for an excusable delay, the Party must act with due diligence to remedy the cause of, or to mitigate or overcome, such delay or failure. For purposes of this Section, the phrase “due diligence” shall, at a minimum, require Licensor to maintain a contingency plan (and provide evidence of its current and periodic testing if requested by Licensee) for the continuation of business so that despite any disruption in Licensor’s ability to fulfill its service obligations from any particular location or through the efforts of any particular individuals, Licensor will be able to fulfil its service obligations from an alternative/backup location.

25.	LICENSEE’S POLICIES AND PROCEDURES

25.1 General. Licensor will ensure: (i) that its Personnel comply with the corporate policies promulgated by Licensee or an Affiliate that are designed to adhere to applicable laws and regulations, and with the security and work place policies and procedures in effect for any facility of Licensee or an Affiliate where services are performed (including Information Security Standards and any supplementary practices or procedures provided by Licensee to Licensor), and (ii) that all services are performed in a manner that will minimize any interference with Licensee’s normal business operations.

25.2 Equipment and Network Security. If access to Licensee’s or an Affiliate’s computer systems, other equipment or personal property (“Licensee’s Systems”) is required in order for Licensor to fulfill its services obligations to Licensee, then Licensee shall determine the nature and extent of such access. If Licensee or an Affiliate provides Licensor with remote access to Licensee’s Systems, then any and all information relating to such remote access shall be considered Licensee’s Confidential Information and shall be subject to the obligations of confidentiality set forth in Section 12 above. In addition, any and all access to Licensee’s Systems shall be subject to the following.

25.2.1	Licensee’s Systems shall be used solely to perform services for Licensee, and shall not be used for any purpose other than the legitimate business purposes of Licensee.
25.2.2
Access to Licensee’s Systems shall be restricted to Licensor’s Personnel who need access in order for Licensor to fulfill its obligations under this Agreement; and no access rights will be transferred to any other individuals without the prior written consent of Licensee.

25.2.3
Licensor will ensure that its Personnel do not attempt to break, bypass or circumvent Licensee’s or an Affiliate’s security systems, or attempt to obtain access to any hardware, programs or data beyond the scope of the access granted by Licensee in writing.

25.2.4
Without limiting any of its other rights, Licensee reserves (for itself and its Affiliates) the rights to restrict and monitor the use of Licensee’s Systems, and to access, seize, copy and disclose any information, data or files developed, processed, transmitted, displayed, reproduced or otherwise accessed in conjunction with such use. Licensee or an Affiliate may exercise its rights reserved hereunder: (i) to verify the performance of services; (ii) to assure compliance by Licensor’s Personnel with Licensee’s or an Affiliate’s policies and procedures; (iii) to investigate conduct that may be illegal or may adversely affect Licensee, an Affiliate or its or their employees; or (iv) to prevent inappropriate or excessive personal use of Licensee’s Systems. Licensor will advise its Personnel concerning Licensee’s rights hereunder.

25.3 Removal of Licensor’s Personnel. If any of Licensor’s Personnel fails to comply with any applicable laws, ordinances, regulations, codes, or with Licensee’s security or work place policies and procedures (whether or not specified herein), or fails (in Licensee’s sole determination) to perform assignments in a professional and competent manner, then Licensor will bar such individual from performing any services for Licensee immediately upon receiving a request from Licensee.

25.4 Diversity Initiative. Licensor acknowledges that Licensee has implemented a Supplier Diversity Program which, among other initiatives, encourages the use of minority and women-owned (“Diverse Suppliers”) businesses as suppliers and subcontractors to the fullest extent possible consistent with the efficient performance of its business strategies. To assist Licensee in complying with these goals, if Licensor currently provides any reports tracking its use of Diverse Suppliers in the provision of products, goods or services, to any other of its customers, then Licensor will provide (at no additional cost to Licensee) copies of such reports, whenever they are prepared and updated, to Licensee. Licensee shall keep and treat such reports in accordance with the Licensee’s confidentiality obligations herein. These reports should be forwarded to the attention of the Citigroup Supplier Diversity Program, 333 West 34th Street, New York, NY 10001, attention Director, Supplier Diversity Program.

26. CONSTRUCTION

26.1 Inconsistencies. In the event of any inconsistency between the provisions of this Master Agreement and any License Schedule, the provisions of the License Schedule shall govern for purposes of such License Schedule. The provisions of this Master Agreement and the applicable License Schedule shall supersede the provisions of any shrink-wrap, clickwrap or other license provisions included with the Software.

26.2 Modification. The terms, conditions, covenants and other provisions of this Agreement may hereafter be modified, amended, supplemented or otherwise changed only by a written instrument (excluding e-mail or similar electronic transmissions) that specifically purports to do so and is physically executed by a duly authorized representative of each Party.

26.3 Severability. If a court of competent jurisdiction declares any provision of this Agreement to be invalid, unlawful or unenforceable as drafted, the Parties intend that such provision be amended and construed in a manner designed to effectuate the purposes of the provision to the fullest extent permitted by law. If such provision can not be so amended and construed, it shall be severed, and the remaining provisions shall remain unimpaired and in full force and effect to the fullest extent permitted by law.

26.4 Survival. The provisions of this Agreement that, by their nature and content, must survive the completion, rescission, termination or expiration of this Agreement in order to achieve the fundamental purposes of this Agreement, shall so survive and continue to bind the Parties. Without limiting the generality of the forgoing, the Parties specifically acknowledge that the following provisions shall survive and continue to bind the Parties: Subsection 2.3, entitled “Orderly Transfer”; Subsection 2.4, entitled “Retention of Archival Copy”; Section 6, entitled “Scope of License” (to the extent applicable); Section 7, entitled “Source Code”; Subsection 10.1, entitled “Authority and Non-Infringement”; Subsection 10.6, entitled “Disabling Devices”; Section 12, entitled “Confidential Information”; Section 13, entitled “Publicity”, Subsection 14, entitled “Indemnity”; Section 16, entitled “Limitation of Liability”; Section 18, entitled “Assignment”; Section 21, entitled “Choice of Law and Jurisdiction”; and Section 22, entitled “Remedies”.

26.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

27. AUDITED FINANCIAL STATEMENTS

Upon Licensee’s request, Licensor will provide a completed audited statement of the financial condition of Licensor’s organization, including (i) audited year-end results for the three (3) previous years, including revenues, expenses, net income, total assets, liabilities and footnotes; and (ii) the most recent financial interim statement.

28. COMPLETE UNDERSTANDING

This Agreement (together with the schedules, exhibits, and other appendices attached hereto or specifically incorporated herein by reference) constitutes the complete understanding of the Parties, and supersedes all prior or contemporaneous agreements, discussions, negotiations, promises, proposals, representations, and understandings (whether written or oral) between the Parties, with regard to the subject matter hereof. Licensor specifically acknowledges and agrees that it did not enter into this Agreement in reliance upon any agreement, promise, representation, or understanding made by or on behalf of Licensee that is not contained herein.

IN WITNESS WHEREOF, the Parties hereto, through their duly authorized officers, have executed this Master Software License and Support Agreement as of the Commencement Date designated above.

LICENSOR:		LICENSEE:

By:	/s/ Robert Mullen	By:	/s/ Mitchell J. Habib

Name:	Robert Mullen	Name:	Mitchell J. Habib

Title:	President	Title:	CIO/ Card Technologies

Date:	March 21, 2006	Date:	March 20, 2006

APPENDIX A
LICENSE SCHEDULE

License Schedule #:
Effective Date:

THIS LICENSE SCHEDULE is entered as of the Effective Date designated above, by and between Licensor and the Licensee designated below. The Parties hereto acknowledge that they are entering into this License Schedule pursuant to the provisions of the Master Software License and Support Agreement dated as of __________________, between Licensor and CITIGROUP ENTITY THAT SIGNED MASTER. The Parties further acknowledge and agree that the provisions of the Master Software License and Support Agreement shall apply to this License Schedule as though such provisions were set forth herein in their entirety.

	LICENSOR	LICENSEE
Name:
Address:
State of Incorporation:

Software (Itemize)	List Price	Discount %	License Fee

Third-Party Software (Itemize)	Owner

Delivery Site:	Delivery Date:

Installation Site:	Installation Date:

Billing Address

Installation Fees:	$

Training Fees:	$

Development Fees:	$

Implementation Fees:	$

Maintenance Fees:	$	Payment Cycle (select one):	Annually
Quarterly
Maintenance Term:			Monthly

CPU and/or number of MIPS and MIPS environment:

[*]

Warranty Period:

Source Code Provided Directly to Licensee:	Yes	No

Deposited with Escrow Agent:	Yes	No

Name of Escrow Agent:

Address of Escrow Agent:

Additional Terms and Conditions:

Specifications: Attached as Annex 1 to this License Schedule

Allowed Combinations: Attached as Annex 2 to this Licensee Schedule

[*]
[*]
[*]
Escrow Agreement (attached as Exhibit 1 to this License Schedule, if applicable)

IN WITNESS WHEREOF, the Parties hereto, through their duly authorized officers, have executed this License Schedule to the Master Software License and Support Agreement as of the Effective Date designated above.

LICENSOR:		LICENSEE:

By:		By:

Name:		Name:

Title:		Title:
(type or print)
Date:		Date:

 APPENDIX B
MAINTENANCE SERVICES ADDENDUM

Commencement Date:

Party:	LICENSOR	LICENSEE
Name:

THIS MAINTENANCE SERVICES ADDENDUM is attached to and made a part of Master Software License and Support Agreement entered into as of the Commencement Date designated above, by and between the Parties designated above.

1. DEFINITIONS

For purposes of this Maintenance Services Addendum, each word or phrase listed below has the meaning designated. Each word or phrase defined in the Master Software License and Support Agreement shall (unless otherwise specified herein) have the meaning there designated. Other words or phrases used herein may be defined in the context in which they are used, and shall have the respective meanings there designated.

“Priority One Defect” means a Defect that, in the reasonable judgment of Licensee, renders the Software inoperable or is causing a serious adverse impact to Licensee’s business operations.

“Priority Two Defect” means a Defect that materially impairs the Software’s performance of one or more facilities or functions detailed in the Specification, with the consequence that Licensee’s business can be performed but in a restricted or inefficient manner.

“Priority Three Defect” means a Defect that does not significantly effect Licensee’s current day to day business operations; but the performance or efficiency of Licensee’s business operations might improve if such Defect were to be corrected.

“Production Period” means (i) the total number of hours per calendar month for which Maintenance Services are provided for the applicable Software, (ii) less any time expended by Licensor to correct a problem with the Software for which Licensor is not responsible as a part of Maintenance Services.

“Supported Environment” for any Chordiant Marketing product(s) Software means the configurations of hardware and RDBMS (relational database) platforms and releases of the Software on which the Documentation states the Software can run and for which Chordiant provides Support. Supported Environment for any other Chordiant product Software means the hardware and operating system platform on which the Documentation states the Software can run and for which Chordiant provides Support.

“Update” means and includes the modifications or revisions made to the Software (i) to improve upon or repair existing features and operations within the Software, (ii) to ensure compatibility with new releases of existing systems (including hardware, operating systems and middleware) and external services through standardized interfaces, or (iii) to comply with applicable laws, regulations, industry standards or market practice.

2. MAINTENANCE SERVICE

2.1 Problem Resolution. Licensor will provide problem resolution for Defects in accordance with the service priorities and effort standards provided in Section 4 below. For the avoidance of doubt, the problem resolution provided by Licensor must correct the Defect for the version of Software being used by Licensee. Licensor shall not be deemed to have satisfied its obligation to resolve Defects by requiring Licensee to move to a new version of the Software.

2.2 Notification of Known Defects. Licensor will notify Licensee concerning all known Defects in the Software or Documentation, as such Defects become known or are reported to Licensor. Licensor will promptly correct any such Defects, or develop a work-around, patch or other fix, and furnish Licensee with such correction, work-around, patch or other fix as soon as practicable.

2.3 Remote Access. At Licensee’s request, Licensor will provide remote technical assistance and consultation for (i) general help in the use and operation of the Software during Licensee’s normal business hours, and (ii) reporting of Priority One or Two Defects, 24 hours per day, seven days per week.

2.4 Updates. Licensor will make available to Licensee (at no additional cost) all Updates for the Software, along with materials describing the purpose and function of the Updates, if and when such Updates are made generally available to Licensor’s customers who receive support and maintenance services. Licensor will ensure that Updates containing new features or enhancements to existing features are synchronised with the previous version. Such Updates shall not degrade the performance, functioning or operation of the Software. [*] Licensee is responsible for installing the Update, and Licensor will provide written instructions as are reasonably required to complete the installation. After an Update has been incorporated into the Software and accepted by Licensee, the Update shall be considered part of the Software for all purposes hereunder. Licensor will not install or attach any Updates or any other modification to the Software (electronically or otherwise), without first obtaining Licensee’s approval.

2.5 Technological Improvements. Licensor will develop and make available to Licensee through Updates, if and when such Updates are made generally available to Licensor’s customers who receive support and maintenance services, all modifications and revisions required to enable the Software to operate in compliance with any applicable law, and in conjunction with any new releases of the computer equipment, operating systems or middleware used by Licensee, provided that the Software formerly operated on the third party equipment, systems or middleware being replaced.

2.6 Documentation. Licensor will provide modified Documentation to correspond to changes made to the Software, within thirty (30) days of such changes.

2.7 Continuing Repairs. The Software shall not be considered to have been repaired or restored to satisfactory operating condition, if within eight (8) hours from the time such Software is turned over to Licensee as being in fully operable condition, the Software requires additional remedial maintenance.

2.8  Maintenance Log and Reports. Licensor will maintain a maintenance log setting forth, in reasonable detail, all remedial maintenance and all other services performed on the Software; and Licensor will make such log available to Licensee, upon request. Each entry in the log must be acknowledged by the initials of a designated Licensee representative. In addition, upon request of Licensee, Licensor will provide Licensee with a written report summarizing for the reporting period: (i) all Maintenance Services provide by Licensor, (ii) all other services provided by Licensor, (iii) the actual on-site response time of Licensor’s Personnel to each Licensee request for Maintenance Services, (iv) the duration of each Software Defect, (v) the time expended on-site by Licensor until the Software was restored to proper operating condition, (vi) the “root cause” of each Defect corrected by Licensor, and (vii) corrective actions taken by Licensor to prevent the reoccurrence of a Defect.

3. TERM OF MAINTENANCE SERVICES

At Licensee’s election and subject to Licensee’s payment of the applicable Maintenance Services fee, Licensor will make Maintenance Services available for the Software for a minimum period of [*] years commencing from the initial date of Delivery of the Software.

4. PRIORITY RESPONSE FOR SOFTWARE DEFECTS

Each reported Defect will be classified by Licensee as a Priority One, Priority Two or Priority Three Defect. Licensor will respond to Licensee’s request for support in a manner appropriate for the Priority of Defect specified by Licensee as follows.

4.1  Priority One Defect. Licensor will initiate diagnostic and remedial measures within one (1) hour of Licensee’s telephonic, electronic or other notification of a Priority One Defect. Once Licensor has commenced corrective measures, Licensor will work continuously and diligently until the Defect has been remedied. Licensor will periodically advise Licensee concerning Licensor’s progress.

4.2  Priority Two Defect. Licensor will initiate diagnostic and remedial measures within four (4) hours of Licensee’s telephonic, electronic or other notification of a Priority Two Defect. Once Licensor has commenced corrective measures, Licensor will complete all such corrections as soon as reasonably practicable. Licensor will periodically advise Licensee concerning Licensor’s progress.

4.3  Priority Three Defect. For Priority Three Defects, Licensor will endeavor to correct the Defect and furnish a remedy no later than the next Update.

4.4  Normal Support Hours. Licensee shall report all problems to the closest support center. Licensor reserves the right to alter the location(s) of its support centers, and shall inform the Licensee in writing should this occur. Licensor provides Maintenance Services from the following support centers during their respective normal business hours as set out below:

EMEA 08:30 - 17:30 UK Time {Greenwich Mean Time (GMT) or British Summer Time (BST), as applicable}
Americas 08:30 - 17:30 Pacific Std Time (i.e. 16:30 - 01:30 UK Time, subject to time changes)
Asia/Pacific 08:30 - 17:30 Melbourne, Australia (i.e.23:30 - 08:30 UK Time, subject to time changes)

“Standard Support” means calls from any priority level which are supported from Monday to Friday during the normal business hours for Licensee’s closest support center as set out above.
“Premier Support” means, in addition to Standard Support, Licensee will receive extended 24 Hour support in respect of PRIORITY ONE CALLS FOR LICENSOR’S PLATFORM AND FOUNDATION SOFTWARE ONLY from Monday to Sunday inclusive as noted below (not available for Application Products).

Notes:
(a)	PRIO-1 calls are to be placed by phone and followed up with a detailed explanation of the problem via e-mail to the respective regional support center.
(b)	Licensee may categorize the priority level in accordance with the above definitions when reporting the problem.

Extended 24-hour Support (available for Priority One calls on Chordiant’s Platform and Foundation Software only)

In respect of “Standard Support” and “Premier Support” for Platform and Foundation software products only, Chordiant extends support hours to 24 hours per day, seven days a week, for Priority One calls only. Outside the normal regional support hours, Chordiant will decide if the Priority One case continues to be handled by the local regional support center, or if the Priority One call will “follow the sun” to another support center and will, if required, initiate a page to 24-hour on-call Maintenance Services engineers.

5. LICENSEE’S RESPONSIBILITIES

5.1 Licensee agrees to:

(i)  Provide Licensor with remote access to Software during the term of this Agreement via an electronic link; and
(ii)  Provide any reasonable assistance that Licensor may require from the Designated Contacts and other appropriate Customer representatives (e.g. network administrator, as the case may be) to enable Licensor to provide Licensee with Maintenance Services; and
(iii)  Establish and maintain the conditions of the Supported Environment in compliance with Chordiant Certified Matrix and Technical Stack developed for the installed release or any environmental operating ranges specified by the manufacturers of the components of the Designated Center. Any deviation from this Support Environment voids all resolutions described in Section 4 above within the timeframe set forth below.

5.2 In the event that Licensee fails to comply with the above and this necessitates on-site attendance and/or the provision of additional Maintenance Services, Licensee agrees to pay Licensor for any time and expenses associated with such services at Licensor’s then-current time and materials services rates.

5.3 Licensee agrees to designate appropriately qualified and trained personnel to be the Designated Contacts, and only those individuals shall request Support services. Licensee agrees endeavor to adequately train and obtain “Chordiant certification” for, and forward to Licensor the names and contact details of the Designated Support Contacts.

5.4 Licensee agrees to maintain procedures to facilitate reconstruction of any lost or altered files, data or programs and Licensee agrees that Chordiant will not be responsible under any circumstances for any consequences arising from lost or corrupted data, files or programs. Licensee is solely responsible for carrying out all necessary backup procedures for its own benefit, to ensure that data integrity can be maintained in the event of loss of data for any reason and that Licensee’s programs can be restored.

5.5 Licensee agrees to notify Licensor’s Maintenance Services staff promptly of any malfunction of the Supported Software.

5.6 Licensee agrees to provide Licensor with access to and use of such of the Customer’s information and facilities reasonably necessary to service the Supported Software including, but not limited to, an accurate description of the Designated Center and the current Supported Environment, the problem being reported, the transactions and any error messages, along with screenshots and log files.

5.7 Licensor shall have no responsibility to fix any Defects arising out of or related to the following causes:

A.
any modifications or enhancements made by the Licensee to the Software or the application specific environment, unless such modifications or enhancements are specifically approved in writing by Licensor Product Support; this includes but is not limited to;

- location of binaries
- scripts provided by Licensor
- any application specific object (e.g., table, view, index, trigger)
- any application specific operating system permissions or role privileges

B.
Any modification or combination of the Software (in whole or in part), including without limitation any portions of the Software code or Source Code customized by the customer that is not part of the unmodified Software Delivered by Licensor or for which Licensor has not received and acknowledged receipt of the source code and agreed to Support.

C.	Use of the Software in an environment other than a Supported Environment.
D.
Accident; electrical or electromagnetic stress; neglect; misuse; failure or fluctuation of electric power, failure of media not furnished by Licensor; operation of the Software with other media and hardware, software or telecommunication equipment or software; or causes other than ordinary use.

6.    [*]